[PG&E Corporation Letterhead]
Exhibit 10.18
October 10, 2006

Mr. Hyun Park
15 Magnolia Drive
Purchase, NY 10577

Dear Hyun:

On behalf of PG&E Corporation, I am pleased to extend a revised invitation to you to join our organization as Senior Vice President and General Counsel, reporting to me.

Your initial total compensation package will consist of the following:

1.  An annual base salary of $475,000 ($39,583.33/month) subject to possible increases through our annual salary review plan.

2.  A target incentive of $261,250 (55% of your base salary) in an annual short-term incentive plan under which your actual incentive dollars may range from zero to $522,500 based on performance relative to established goals. For 2006, this incentive will be prorated for the number of months worked from your date of hire and will be payable in 2007.

3.  A one-time bonus of $225,000 payable within 60 days of your date of hire, subject to normal tax withholdings. Should you voluntarily leave the company (other than for good reason in connection with a change in control) or should your employment be terminated for cause within two years of your date of hire, a prorated amount of this bonus must be refunded to the company.

4.  Participation in the PG&E Corporation Long-Term Incentive Plan (LTIP) as a band 2 officer. Grants under the LTIP are currently split equally between restricted stock and performance shares, and are generally made annually on the first business day of the year. Your initial LTIP grant will be made on your date of hire, and will have an estimated value of $1,000,000. This estimated value is used only for the purpose of determining the number of shares for your grant, which will be based on the closing price of PG&E Corporation common stock (PCG) on your date of hire. You will also receive a 2007 LTIP grant with an estimated value of $800,000. That grant will be made on the first business day of January 2007, and will be based on the closing price of PCG on that day. The ultimate value that you realize from these grants will depend upon your employment status and the performance of PG&E Corporation common stock.

5.  A payment of $1,500,000 to be credited to an account within the PG&E Corporation Supplemental Retirement Savings Plan (SRSP), a non-qualified deferred compensation plan. The payment will be made in two installments as follows: $1,000,000 on your first service anniversary, and $500,000 on your second service anniversary. Should you terminate prior to the payment of an installment, that installment as well as any remaining installment will be forfeited. The credited funds will be allocated to the PG&E Phantom Stock Fund; will not be eligible for incentive purposes under the PG&E Corporation Executive Stock Ownership Program; and may not be reallocated to other investment funds within the SRSP. Distribution of credited funds will be made in accordance with your elections and the administrative provisions governing the SRSP.

Mr. Park
October 10, 2006

6.  Participation in the PG&E Corporation Supplemental Executive Retirement Plan (SERP). The basic benefit payable from the SERP at retirement is a monthly annuity equal to the product of 1.7% x [average of the three highest years’ combination of salary and annual incentive for the last ten years of service] x years of credited service x 1/12.

7.  Participation in the PG&E Corporation Retirement Savings Plan (RSP), a 401(k) defined contribution plan. You will be eligible to contribute as much as 20% of your salary on either a pre-tax or after-tax basis, subject to legal limits. After your first year of service, we will match contributions you make, up to 3% of your salary, at 75 cents on each dollar contributed for the second and third years of your employment. Thereafter, we will match contributions up to 6% of your salary at 75 cents on each dollar contributed.

8.  Participation in the PG&E Corporation Supplemental Retirement Savings Plan (SRSP), a non-qualified deferred compensation plan. You may elect to defer payment of some of your compensation on a pre-tax basis. We will provide you with the full matching contributions that cannot be provided through the RSP due to legal limitations imposed on highly compensated employees.

9.  As a result of your officer level (officer band 2), you will become an eligible participant in the Executive Stock Ownership Program effective January 1, 2007. As an ancillary benefit to that program, you will also be eligible to receive financial counseling from The AYCO Company at a subsidized rate to assist you in your understanding of our compensation and benefits programs and how those programs can help you to achieve financial security.

10.  You will be assumed to have met the service requirements associated with eligibility for full benefits under the PG&E Corporation Officer Severance Policy.

11.  Participation in a cafeteria-style benefits program that permits you to select coverage tailored to your personal needs and circumstances. The benefits you elect will be effective the first of the month following the date of your hire.

12.
PG&E Corporation also offers employees an initial allocation of Paid Time Off (PTO) upon hire. Future allocations of PTO are made each year on January 1, and are based on your date of hire and amount worked in the preceding year. For example, by starting work in November and working full-time for the remainder of 2006, you will be eligible for 100 hours of PTO upon hire and 34 hours on January 1, 2007. Thereafter, you will accrue PTO at rate of approximately 17 hours per month (200 hours per year), provided that you work full-time for the month. In addition, PG&E Corporation recognizes 10 paid company holidays annually and provides 3 floating holidays immediately upon hire and at the beginning of each year.

Mr. Park
October 10, 2006

13.  An annual perquisite allowance of $25,000 to be used in lieu of individual authorizations for cars and memberships in clubs and civic organizations. For 2006, you will receive 50% of this amount ($12,500).

14.  A comprehensive executive relocation assistance package, including: (1) the reimbursement of closing costs on the sale of your current residence, contingent upon using a PG&E-designated relocation company and purchasing a new residence within 18 months of your date of hire, subject to any applicable IRS restrictions; (2) the move of your household goods, including 60 days of storage and the movement of the goods out of storage; (3) a lump sum payment of $10,000 payable within 60 days of your date of hire; and (4) up to two exploratory trips for you and your family. In addition, you will be provided with temporary housing and regular return-home trips to New York (business class or in the event of no business class, first class), no more than weekly, through June 2007. The costs of such housing and travel will be grossed-up for applicable taxes.

This offer is contingent upon your passing a comprehensive background verification including a credit check and security clearance assessment, and a standard drug analysis test. We will also need to verify your eligibility to work in the United States based on applicable immigration laws. In addition, your election as an officer of PG&E Corporation is subject to approval by the Board of Directors of PG&E Corporation, and elements of your compensation are subject to approval by the Nominating, Compensation, and Governance Committee of the Board of Directors of PG&E Corporation.

I look forward to your joining our team and believe you will make a strong contribution to the achievement of our being the leading utility in the United States. I would appreciate receiving your written acceptance of this offer as soon as possible. Please call me at any time if you have questions.

Sincerely,

PETER A. DARBEE

PETER A. DARBEE
Chairman of the Board, Chief Executive Officer, and President

This is to confirm my acceptance of PG&E Corporation’s offer as Senior Vice President and General Counsel outlined above.

HYUN PARK 10/16/06
(Signature and Date)